Exhibit 3.7

CERTIFICATE OF FORMATION

OF

WORLDSPAN IJET HOLDINGS, LLC

1.             The name of the limited liability company is WORLDSPAN IJET HOLDINGS, LLC.

2.             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             This Certificate of Formation shall be effective upon qualification.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of WORLDSPAN IJET HOLDINGS, LLC this 28th day of June, 2001.

/s/ Margaret K. Cassidy
Margaret K. Cassidy
Authorized Person